EXHIBIT 99.1


                         TEXACO'S PETER I. BIJUR RETIRES
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     Board Appoints Glenn F. Tilton as Chairman and Chief Executive Officer

FOR  IMMEDIATE  RELEASE:   SUNDAY, FEBRUARY 4, 2001.
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          WHITE PLAINS, N.Y., Feb. 4 - Texaco Inc. (NYSE: TX) announced today that Peter I. Bijur has resigned from the posts of Chairman and Chief Executive Officer, effective immediately. Mr. Bijur, 58, has elected early retirement, to pursue other interests.

          Texaco's Board of Directors accepted Mr. Bijur's resignation at a meeting today. At the same meeting the Board elected Glenn F. Tilton to serve as Chairman of the Board and Chief Executive Officer, to succeed Mr. Bijur. Mr. Tilton, 52, is currently Senior Vice President and President of Global Businesses.

          Speaking on behalf of the Board, Thomas A. Vanderslice said, "Peter Bijur has a lifetime of accomplishment at and for this Company. We wish him well in his future endeavors."

          "I am proud of what we have done to make Texaco a stronger energy company, and I am enthusiastic about Texaco's future in partnership with Chevron," said Mr. Bijur. "The merger integration and transition planning is proceeding extremely well, and Texaco and Chevron will have a highly talented team to lead the combined company going forward. I have had a long and rewarding career with a great company and now, as Texaco embarks on an exciting future, it is the right time for me to begin another chapter in my professional career."

          Commenting on the Board's decision to elect Tilton Chairman and CEO, Mr. Vanderslice said, "With considerable experience in all aspects of the business and exceptional leadership qualities, Glenn Tilton has the full confidence of the Board to lead this company and complete our planned merger with Chevron."

          "I thank the Board for this vote of confidence," said Tilton. "Texaco is coming off of a year of record earnings. Our financial and operational position is strong, we have a great team in place and I look forward to working with the employees of Texaco to continue to improve our performance and complete the merger with Chevron."

          Texaco's merger with Chevron, which was announced October 16, 2000, is conditioned, among other things, on shareholder approval for both companies, pooling accounting treatment for the merger and regulatory approvals of government agencies including the U.S. Federal Trade Commission.

          Texaco also said today that Chevron and Texaco would soon be announcing the composition of the proposed Leadership team for ChevronTexaco. The appointments would be effective upon closure of the merger.

          Texaco Inc. is a fully integrated energy company engaged in exploring for and producing oil and natural gas; manufacturing and marketing high-quality fuels and lubricant products; operating trading, transportation and distribution facilities; and producing power. Directly and through affiliates, Texaco operates in more than 150 countries.

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CONTACT: Chris Gidez       914-253-4042


For additional information on Texaco visit www.texaco.com
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